Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2013 with respect to the consolidated financial statements and schedules of Independence Realty Trust, Inc. (a Maryland Corporation) incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2012 in the Registration Statement on Form S-11, as amended (File No. 333-192403), which is incorporated by reference in this Registration Statement on Form S-11MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York

January 24, 2014